Exhibit 10.1
April 30, 2026
CONFIDENTIAL
Alan Baratz
President and Chief Executive Officer
D-Wave Quantum Inc.
2650 East Bayshore Road
Palo Alto, California 94303
RE: Third Amendment to Full-Time Amended and Restated Employment Agreement (this “Third Amendment”)
Dear Alan,
We are pleased to share with you the changes set forth below with respect to your service as Chief Executive Officer (“CEO”) of D-Wave Quantum Inc. (“D-Wave”) and D-Wave Commercial Inc. (the “Company”) (you, D-Wave, and the Company are collectively referred to herein as, the “Parties”).
This Third Amendment amends that certain Full-Time Amended and Restated Employment Agreement, dated January 1, 2020, between you and the Company (the “A&R Agreement”), as amended by that certain letter agreement, dated October 27, 2022, among you, the Company and D-Wave (the “First Amendment”), as further amended by that certain Second Amendment to Amended and Restated Employment Agreement, dated May 6, 2025, among you, the Company and D-Wave (the “Second Amendment” and, the A&R Agreement as amended by the First Amendment and the Second Amendment, your “Employment Agreement”).
The Parties hereby acknowledge and agree as follows, effective as of the date first set forth above:
1.Section 3(a) of the Employment Agreement is deleted and replaced with the following:

“(a)    Rate of Pay: Effective January 1, 2026 and until the Cessation Date (as defined below), you will be paid an annual base salary of USD$700,000, payable in equal installments, less all required withholdings, in accordance with the Company’s regular payroll schedule (the “Base Salary”). The Base Salary may be increased by the D-Wave board of directors, upon the recommendation of the compensation committee thereof, for inflation or as otherwise determined. The Base Salary shall not be decreased, and all bonuses payable to you shall be computed using the Base Salary set forth in the Third Amendment.”
2.Section 3 of the Employment Agreement is amended to add the following subsection (g):
“(g)    The D-Wave board of directors has approved a grant to you of restricted stock units (“RSUs”) with an aggregate value of $13,488,000 under the D-Wave 2022 Equity Incentive Plan

(the “Plan”), with the number of RSUs to be determined based on the 60-day average share price prior to the date the Board approves the grant of the RSUs (the "Grant Date") and in accordance with the terms of the Plan. The RSUs shall vest quarterly over the four years starting on January 1, 2026 and ending on December 31, 2029 (the “Vesting Period”). Details of the grant of the RSUs will be set out in an award agreement issued under the Plan (an “Award Agreement”). You shall not be entitled to an additional grant of RSUs unless the D-Wave board of directors otherwise determines.”
3.Section 8 of the Employment Agreement is amended to add the following subsections (c) and (d):
“(c)    If you cease to serve as CEO of D-Wave and/or the Company for any reason other than your death, your “Disability,” or a termination by D-Wave or the Company with “Cause” (as such terms are defined in the Severance Policy ), you agree that, if requested by the D-Wave Board of Directors, you shall make yourself available to serve, on a part-time basis only, as a consultant to D-Wave, pursuant to a written agreement negotiated between D-Wave and you in good faith, with the sole compensation for such consulting services being the continued vesting of the RSUs granted pursuant to this Agreement, for a period beginning at the earliest on the date you cease to serve as CEO (the “Cessation Date”) and ending on the last day of the Vesting Period (such period, the “Consulting Period”). For the avoidance of doubt, you agree that the post-termination terms and conditions of Sections 4 and 5 of this Agreement shall continue following the termination of the Consulting Period in accordance with their terms. Additionally, the post-termination restrictive covenants set forth in Section 6 shall continue until one year following the termination of the Consulting Period.
“(d)    Notwithstanding anything to the contrary contained in the Plan, any applicable Award Agreement or otherwise, any unvested RSUs you hold on the Cessation Date that, in the absence of this Agreement, would otherwise be forfeited and cancelled on or after the Cessation Date (the “Remaining RSUs”), shall not be so forfeited or cancelled and instead shall continue to vest in accordance with the terms of the Plan or applicable Award Agreement through the end of the Consulting Period as if the Cessation Date did not occur, subject to you continuing to provide the requested part-time consulting services. In addition to the forfeiture conditions as set forth in the Award Agreement, if for any reason you voluntarily terminate your part-time consulting services prior to the end of the Consulting Period, any unvested RSUs you hold as of such termination shall be forfeited and cancelled without consideration therefor; provided, further, (i) if the D-Wave board of directors does not request that you continue as a part-time consultant following the Cessation Date, the Remaining RSUs shall automatically vest on the Cessation Date, or (ii) if the Company terminates your services as part-time consultant without Cause following the Cessation Date and prior to the last day of the Consulting Period, the Remaining RSUs shall automatically vest on such termination date. For the avoidance of doubt, for purposes of the Remaining RSUs only, in the event that you resign or voluntarily cease to serve as CEO or any other position, you agree that your cessation as CEO or your change in position or status as an employee or consultant shall not constitute a termination without Cause or termination for “Good Reason” (as defined in the Severance Policy).”
4.This Third Amendment may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the Parties.
5.Except as specifically amended, modified, or supplemented by this Third Amendment, all the terms, covenants, conditions, and provisions of the Employment Agreement shall continue unmodified and shall remain in full force and effect.
All other terms of your service as CEO of D-Wave and the Company will remain as set out in your Employment Agreement.

[Signature page follows]

Alan, thank you for your continued commitment to D-Wave.
Sincerely,
D-WAVE QUANTUM INC.
/s/ Steve West
Steve West
Chairman
D-WAVE COMMERCIAL INC.
/s/ John M. Markovich
John M. Markovich
Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED BY:
/s/ Alan Baratz
Alan Baratz
Date: May 1, 2026

Signature Page to Third Amendment